                                                                    Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

       We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-05941 and 333-24471) pertaining to the 1996 Stock Option/Stock Issuance Plan and Employee Stock Purchase Plan of Infoseek Corporation of our report dated January 16, 1998, except for Note 14 as to which the date is February 12, 1998 and Note 2 as to which the date is April 17, 1998, relating to the supplemental consolidated financial statements and schedule of Infoseek Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 included in this Current Report (Form 8-K) of Infoseek Corporation dated April 17, 1998.


                                         ERNST & YOUNG LLP

San Jose, California
May 20, 1998